Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Teekay Tankers Ltd.:

(1)	No. 333-148055 on Form S-8 pertaining to the Teekay Tankers Ltd. 2007 Long-Term Incentive Plan, and

(2)	No. 333-174216 on Form F-3 and related prospectus and prospectus supplements for registration of up to $750,000,000 of its Class A common stock of our reports dated April 30, 2013, with respect to the consolidated financial statements as at December 31, 2012 and 2011 and for each of the years in the three year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 20-F of Teekay Tankers Ltd.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

April 30, 2013